Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – February 6, 2007

For Immediate Release	Contact:	John Kyees
Chief Financial Officer
(215) 454-5500

Urban Outfitters Q4 Sales Up 13%

Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle consumer products company operating under the Anthropologie, Free People and Urban Outfitters brands, today announced sales for the fourth quarter and fiscal year ended January 31, 2007.

Total sales for the fourth quarter increased 13% to a record $360.8 million. Comparable store sales at Urban Outfitters and Anthropologie were down 4% and 7%, respectively and increased 4% at our Free People stores. Total Company comparable store sales decreased 5% versus a combined 8% increase during the same quarter last year. Direct-to-consumer sales rose 23% and Free People Wholesale sales jumped 29% for the quarter.

“Sales continue along the trend established during the Holiday period, with our Urban Europe, Direct-to-Consumer and Free People channels exceeding, and our Urban NA and Anthropologie brands falling short of their plans,” said Richard A. Hayne, Chairman and President. “Entering the new year with leaner and fresher inventory relative to last year, we believe we have opportunity to improve both sales and operating margin performance in the first quarter,” finished Mr. Hayne.

Sales for the year ended January 31, 2007 increased 12%, to a record $1.22 billion. Total comparable store sales for the period decreased by 6% versus an 11% increase last year. Direct-to-consumer sales rose by 18% while Free People Wholesale sales surged 39%.

Net sales for the periods were as follows:

	Three months ended January 31,		Twelve months ended January 31,
	2007	2006	2007	2006
	(in thousands)		(in thousands)
Urban Outfitters store sales	$161,615	$144,205	$547,847	$508,106
Anthropologie store sales	125,424	115,837	439,185	395,157
Direct-to-consumer sales	52,638	42,665	153,712	130,581
Free People sales	21,119	15,882	83,973	58,263

Total net sales	$360,796	$318,589	$1,224,717	$1,092,107

During Fiscal 2007, the Company opened 16 Urban Outfitters stores, 14 Anthropologie stores and 2 Free People stores or 32 new stores in total. The Company plans to open 37 to 41 new stores, including 3 to 5 new Free People stores, during Fiscal 2008. Management expects to release the Company’s Fiscal 2007 financial and operating results on March 8, 2007.

Urban Outfitters, Inc. is an innovative specialty retailer and wholesaler which offers a variety of lifestyle merchandise to highly defined customer niches through 106 Urban Retail stores in the United States, Canada, and Europe; an Urban web site and catalog; 93 Anthropologie Retail stores in the United States; an Anthropologie catalog and web site; and Free People, the Company’s wholesale division, which sells its product to approximately 1,500 specialty stores, department stores and catalogs, as well as through 8 Free People stores, a web-site and catalog.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this filing may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein

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